THE CIT GROUP, INC.

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                               THE CIT GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

    _________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                   [LOGO] CIT

                               THE CIT GROUP, INC.
                           1211 Avenue of the Americas
                            New York, New York 10036

                                                                  March 30, 2000

Dear Stockholder:

      You are cordially invited to attend our Annual Meeting of Stockholders on Wednesday, May 24, 2000, at 2:00 p.m., Eastern time at our offices at 650 CIT Drive, Livingston, New Jersey 07039.

      Last year was one of the great milestone years in our long history. Not only did we continue our 9 year string of achieving record earnings, we acquired Newcourt Credit Group, making us the largest publicly held commercial financing company in North America. The Newcourt acquisition broadens our market presence in terms of both geographical coverage and entry into the technology based leasing business. I look forward to discussing our progress in integrating Newcourt and our opportunities for 2000 and beyond with you at our Annual Meeting.

      The notice of meeting and proxy statement following this letter describes the business to be transacted. On the enclosed proxy card you are asked to elect your Board of Directors for the upcoming year and ratify the appointment of KPMG LLP as our independent public accountants.

      Whether or not you are personally able to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. Your vote is very important. This will not limit your right to attend the special meeting and vote in person.

                                                   Sincerely yours,

                                                   /s/ Albert R. Gamper, Jr.

                                                   Albert R. Gamper, Jr.
                                                   Chairman, President and Chief
                                                   Executive Officer

                                   [LOGO] CIT

                               THE CIT GROUP, INC.
                           1211 Avenue of the Americas
                            New York, New York 10036


                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON May 24, 2000
                 -----------------------------------------------

TO OUR STOCKHOLDERS:

      The annual meeting of stockholders of The CIT Group, Inc. will be held at the offices of CIT, 650 CIT Drive, Livingston, New Jersey 07039, on May 24, 2000 at 2:00 p.m. (Eastern time), for the following purposes:

            1. To elect 15 directors to serve for one year or until the next annual meeting of stockholders;

            2. To ratify the appointment of KPMG LLP as CIT's independent accountants for 2000; and

            3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The CIT Board of Directors has fixed the close of business on March 27, 2000 as the record date for determining holders of CIT Common Stock and special voting stock entitled to notice of and to vote at the meeting.

      You are cordially invited to attend the meeting; however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                       By Order of the Board of Directors,

                                       /s/ ERNEST D. STEIN
                                       ----------------------------------
                                       Ernest D. Stein
                                       Executive Vice President, General Counsel
                                       and Secretary

New York, New York
March 30, 2000

                             YOUR VOTE IS IMPORTANT
                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

                               THE CIT GROUP, INC.

                                   ----------

                                 Proxy Statement

                                   ----------

      We are mailing this proxy statement and the accompanying form of proxy beginning on or about March 31, 2000 to holders of record on March 27, 2000 of CIT Common Stock (the "Common Stock") and to Montreal Trust Company of Canada (the "Trustee"), as Trustee on behalf of holders of record on March 27, 2000 of exchangeable shares (the "Exchangeable Shares") of an indirect subsidiary of CIT under a voting and exchange trust agreement. The Trustee, in turn, will be mailing this proxy statement to holders of record of Exchangeable Shares.

      The proxy statement and form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2000 Annual Meeting of Stockholders. We will bear the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for any proxy solicitation, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, our directors, officers and other employees may solicit proxies in person, by telephone, facsimile transmission or other means of electronic communication.

      All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified. If no choice has been specified in a duly executed proxy as to any matter or any other business that may properly come before the meeting, the proxy will be voted in favor of such matter in the discretion of the persons named in the proxy. If you grant a proxy, you may revoke it at any time before it is voted at the meeting by filing an instrument revoking the proxy with the Secretary of CIT, at our address shown, by delivering a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person. However, if you instructed a broker on how to vote your shares, you must follow directions received from your broker to change your vote.

      As of March 27, 2000, there were approximately 247,757,250 shares of Common Stock outstanding and 15,750,542 Exchangeable Shares outstanding. Each holder of record of Common Stock is entitled to one vote per share on each matter presented for a vote of stockholders. Each holder of Exchangeable Shares is entitled to instruct the Trustee (or act as proxy of the Trustee at the Annual Meeting) as to the voting of the number of votes attached to the special voting stock held by the Trustee equal to the number of Exchangeable Shares held by such holder. The Common Stock and the special voting stock vote together as a single class. A quorum for transaction of business at the Annual Meeting is a majority of the voting power entitled to vote at an Annual Meeting, present in person or by proxy. Shares represented by proxies that reflect abstentions and shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are included in the computation of a quorum.

      Broker non-votes and abstentions will have no effect on the outcome of the election of directors or the ratification of the appointment of KPMG LLP as CIT's independent accountants for 2000.

      The following table indicates the votes required to approve each of the proposals to be presented at the Annual Meeting:

               Proposal                                  Approval Required
               --------                                  -----------------
Election of Directors ......................  a plurality of the votes cast at the Annual Meeting

Ratification of Independent Accountants ....  a majority of the voting power represented and entitled to vote
                                                at the Annual Meeting

      We know of no other matter to be presented at the Annual Meeting. Under our By-Laws, no business may be transacted at the Annual Meeting other than business that is (a) stated in the Notice of Annual Meeting, (b) proposed at the direction of our Board of Directors, or (c) proposed by any CIT stockholder or holder of Exchangeable Shares who is entitled to vote at the meeting and who has complied with the notice procedures in our By-Laws.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      Unless you indicate contrary instructions to those set forth in the proxy for the Annual Meeting, the persons named in the proxy have indicated that they will cast the number of votes represented by the proxy for the election of each of the nominees listed below as directors.

      Our Board of Directors met 12 times during 1999. All of the nominees listed below who served as directors during 1999 attended at least 75% of the meetings of the Board of Directors held during the period of 1999 in which they served as directors.

      The directors elected at the Annual Meeting will each serve for a term of one year, or until the next annual meeting of stockholders. Should any nominee become unavailable for election, the Board of Directors may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee. Management is not aware of any circumstances likely to render any nominee unavailable. Election of directors will be by a plurality of the votes cast. Broker non-votes and abstentions will have no effect on the outcome of the election.

Nominees

      The following sets forth information concerning the 15 nominees for election as directors at the meeting, including information as to each nominee's age as of March 1, 2000 and business experience during the past five years. This information was provided to CIT by the nominees. CIT knows of no family relationship among the nominees. Certain directors are also directors or trustees of privately held businesses or not-for-profit entities that are not referred to below.

Name                                   Age  Current Position/Offices
----                                   ---  ------------------------

Albert R. Gamper, Jr. (1) ...........  58   Chairman of the Board of Directors,
                                            President & Chief Executive Officer
                                            of CIT

Daniel P. Amos ......................  48   President and Chief Executive
                                            Officer of AFLAC Incorporated and
                                            American Family Life Assurance
                                            Company of Columbus

Anthea Disney .......................  53   Executive Vice President for Content
                                            of News Corporation Ltd.

William A. Farlinger ................  70   Chairman of Ontario Power Generation
                                            Inc.

Guy Hands ...........................  40   Managing Director, Principal Finance
                                            Group, Nomura International plc

Hon. Thomas H. Kean .................  64   President, Drew University and
                                            Former Governor of New Jersey

Paul Morton .........................  61   President, Security Investment
                                            Corporation

Takatsugu Murai .....................  56   Senior Managing Director and General
                                            Manager of Asia and President of the
                                            International Banking Company, The
                                            Dai-Ichi Kangyo Bank, Limited
                                            ("DKB")

William M. O'Grady (1) ..............  60   Executive Vice President & Chief
                                            Administrative Officer of CIT

Joseph A. Pollicino (1) .............  60   Vice Chairman and Chief Risk Officer
                                            of CIT

Paul N. Roth ........................  60   Partner, Schulte Roth & Zabel LLP

Peter J. Tobin ......................  55   Dean, College of Business
                                            Administration, St. John's
                                            University

Keiji Torii .........................  52   Director, Regional Head of the
                                            Americas and General Manager, New
                                            York Branch, DKB

Theodore V. Wells, Jr. ..............  49   Partner, Paul, Weiss, Rifkind,
                                            Wharton & Garrison

Alan F. White .......................  62   Senior Associate Dean, Massachusetts
                                            Institute of Technology, Alfred P.
                                            Sloan School of Management

----------
(1) Messrs. Gamper, O'Grady and Pollicino, who are listed above as Nominees, are also Executive Officers of CIT.

      Albert R. Gamper, Jr. has served as Chairman of the Board since January 2000, as President and Chief Executive Officer since December 1989 and as a Director since May 1984. From May 1987 to December 1989, Mr. Gamper served as Chairman and Chief Executive Officer. Prior to December 1989, Mr. Gamper also held a number of executive positions at Manufacturers Hanover Corporation, a prior owner of CIT, where he had been employed since 1962.

      Daniel P. Amos has served as a Director of CIT since January 1998. Mr. Amos has served as President and Chief Executive Officer of AFLAC Incorporated, a life insurance company, and of its principal subsidiary, American Family Life Assurance Company of Columbus, since August 1990. Mr. Amos is a director of AFLAC Incorporated.

      Anthea Disney has served as Director of CIT since December 1998. Ms. Disney has served as Executive Vice President for Content of News Corporation Ltd. since June 1999. Prior to June 1999, Ms. Disney was Chairman and Chief Executive Officer of News America Publishing Group, a division of News Corporation, since October 1997. Ms. Disney has held a number of other positions with News Corporation since 1973, including President and Chief Executive Officer of Harper Collins Publishers and Editor-in-Chief of I-Guide.

      William A. Farlinger has served as Director of CIT since November 1999. Prior to the acquisition by CIT of Newcourt, Mr. Farlinger served as a director of Newcourt. Mr. Farlinger has served as Chairman of Ontario Power Generation Inc. (formerly Ontario Hydro) since November 1995, including as Chairman, President and Chief Executive Officer from August 1997 to March 1998. Prior to joining Ontario Hydro, Mr. Farlinger spent his entire business career with the accounting and management consulting firm of Ernst & Young, Canada, including serving as Chairman and Chief Executive Officer from 1987 to 1994.

      Guy Hands has served as Director of CIT since November 1999. Prior to the acquisition by CIT of Newcourt, Mr. Hands served as a director of Newcourt. Mr. Hands has served as Managing Director of Nomura International plc's Principal Finance Group since 1994. From 1982 to 1994, Mr. Hands worked at Goldman Sachs International in various capacities, including as the Head of Global Asset Structuring.

      Hon. Thomas H. Kean has served as Director of CIT since November 1999. Mr. Kean has served as President of Drew University since February 1990, and is the former Governor of the State of New Jersey. He is the Chairman and a member of the Board of Directors of Carnegie Corporation of New York. He is also a director of Amerada Hess Corporation, ARAMARK Corporation, Bell Atlantic Corporation, Fiduciary Trust Co. International, Robert Wood Johnson Foundation, The Pepsi Bottling Group, and United HealthCare Corporation.

      Paul G. Morton has served as Director of CIT since November 1999. Prior to the acquisition by CIT of Newcourt, Mr. Morton served as a director of Newcourt. Mr. Morton has been the President of Security Investment Corporation since 1961. He is also a former President of Global Communications Limited and a former Chairman of the Stadium Corporation of Ontario. Mr. Morton also served as a member of the Board of Directors of Canada Deposit Insurance Corporation from 1988 to 1994.

      Takatsugu Murai has served as Director of CIT since February 2000. Mr. Murai has been Senior Managing Director and General Manager of Asia and President of the International Banking Company at DKB since April 1999. Prior to April 1999, Mr. Murai served as Senior Managing Director of DKB since May 1998, as Managing Director since May 1997 and as Director and General Manager of the London Branch of DKB since June 1995. Prior to June 1995, Mr. Murai held a number of executive positions at DKB, where he has been employed since 1967.

      William M. O'Grady has served as a Director of CIT since April 1999 and as CIT's Executive Vice President and Chief Administrative Officer since January 1986. Previously he served in a number of other executive positions with CIT and with RCA Corporation, a prior owner of CIT, since July 1965.

      Joseph A. Pollicino has served as a Director of CIT since August 1986 and as Vice Chairman of its Board of Directors and Chief Risk Officer since December 1989. Prior to December 1989, Mr. Pollicino held a number of executive positions at CIT and at Manufacturers Hanover Corporation, where he had been employed since 1957.

      Paul N. Roth has served as a Director of CIT since December 1989. Mr. Roth has been a partner in the New York law firm of Schulte Roth & Zabel LLP since it was founded in 1969.

      Peter J. Tobin has served as a Director of CIT since May 1984. Mr. Tobin has been Dean of the College of Business Administration at St. John's University since August 1998. From April 1996 to December 1997, Mr. Tobin was Chief Financial Officer of The Chase Manhattan Corporation. From January 1992 to April 1996, Mr. Tobin served as Chief Financial Officer of both Chemical Bank and Chemical Banking Corporation, a predecessor of The Chase Manhattan Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation, a predecessor of Chemical Banking Corporation. He is a Director of AXA Financial (formerly The Equitable Companies Incorporated).

      Keiji Torii has served as a Director of CIT since April 1999. He also was a Director and Senior Executive Vice President of CIT from April 1996 to April 1997 and a Director and Executive Vice President of CIT from May 1993 to April 1996. Mr. Torii has been Director, Regional Head of the Americas and General Manager of the New York Branch of DKB since June 1999. Prior to June 1999, Mr. Torii served as General Manager of the New York branch of DKB since April 1999 and as General Manager of International Planning and Coordination Division since May 1997.

      Theodore V. Wells, Jr. has served as Director of CIT since November 1999. Mr. Wells has been a partner in the New York law firm Paul, Weiss, Rifkind, Wharton & Garrison since January 3, 2000, and prior to that date from 1982 was a partner in the New Jersey law firm Lowenstein Sandler PC.

      Alan F. White has served as a Director of CIT since March 1998. Mr. White has served as Senior Associate Dean of the Alfred P. Sloan School of Management, Massachusetts Institute of Technology, since 1991. Mr. White has held a number of other positions with the Sloan School of Management since 1973, including responsibility for MIT programs in Asia, Europe, and Latin America and Director of Executive Education at MIT. He is a director of SBS Technologies, Inc.

      The Board of Directors recommends a vote "For" each of the nominees for Director.

Board Organization and Committees

      Organization. CIT acquired Newcourt Credit Group Inc. on November 15, 1999. Pursuant to the agreement relating to the acquisition, CIT agreed to cause the Board of Directors, as of November 15, 1999, to be increased to sixteen members, consisting of twelve members designated by CIT and four members designated by Newcourt, one of whom may be designated by Canadian Imperial Bank of Commerce ("CIBC") and one of whom may be designated by Hercules Holdings (UK) Limited ("Hercules"). David F. Banks, William A. Farlinger, Guy Hands, and Paul Morton were designated by Newcourt pursuant to the acquisition agreement, and Messrs. Farlinger and Hands were the designees of CIBC and Hercules, respectively. From the date of the acquisition through November 15, 2001, if any Newcourt designee ceases to serve as a director, or either or both of CIBC or Hercules ceases to have the right to designate a director, then the remaining Newcourt designees then serving on the Board of Directors will designate a successor director, subject to CIT's concurrence. Effective March 27, 2000, David Banks resigned from the Board of Directors to pursue other interests. No designation has yet been made to fill the vacancy created by Mr. Banks' resignation.

      Committees. The Audit Committee of the Board of Directors is comprised of four independent members and met 5 times during 1999. The Compensation Committee of the Board of Directors is comprised of three independent members and met 5 times during 1999. Each member of the Audit Committee and the Compensation Committee attended at least 75% of the meetings of the applicable Committee during 1999, except for Ms. Disney, who attended 60% of the meetings, and Messrs. Farlinger, Wells and Kean, who were appointed by the Board of Directors in November 1999. The Nominating Committee of the Board of Directors is comprised of four members. The Nominating Committee was established on March 29, 2000 and has not yet convened.

      The following discussion summarizes certain matters concerning current committees of the Board of Directors:

Audit Committee

Number of Members ...............      4

Members .........................      Peter J. Tobin (Chairman)
                                       William A. Farlinger
                                       Theodore V. Wells, Jr.
                                       Alan F. White

Functions .......................    o Recommends independent public accountants
                                       to the CIT Board of Directors for
                                       selection, subject to ratification by
                                       stockholders;

                                     o Monitors the integrity of CIT's financial
                                       accounting and reporting process and
                                       systems of internal controls;

                                     o Monitors the independence and performance
                                       of CIT's independent auditors and
                                       internal audit department; and

                                     o Reports to the CIT Board of Directors as
                                       appropriate.

Compensation Committee

Number of Members ...............      3

Members .........................      Daniel P. Amos (Chairman)
                                       Anthea Disney
                                       Thomas H. Kean

Functions .......................    o Considers and approves salaries, bonuses
                                       and stock-based compensation for the
                                       Named Executive Officers, for whom
                                       compensation is reported under "Executive
                                       Compensation";

                                     o Administers and makes awards under the
                                       Long-Term Equity Compensation Plan; o
                                       Administers the Transition Option Plan;
                                       and

                                     o Reports to the CIT Board of Directors as
                                       appropriate.

Nominating Committee

Number of Members ...............      4

Members .........................      Thomas H. Kean (Chairman)
                                       William A. Farlinger
                                       Paul N. Roth
                                       Alan F. White

Functions .......................    o Identifies qualified candidates to fill
                                       CIT Board of Directors positions;

                                     o Considers director nominees proposed by
                                       stockholders; and

                                     o Reports to the CIT Board of Directors as
                                       appropriate.

      The Nominating Committee will consider nominees recommended by stockholders. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Secretary, The CIT Group. Consideration of a candidate by the Nominating Committee does not mean the candidate will be nominated at next year's Annual Meeting. See "Stockholder Proposals and Nominations for the 2001 Annual Meeting" on page 21 of this Proxy Statement for the procedures to follow if you would like to nominate a candidate to be a director.

Executive Officers

      The following table lists the names and ages, followed by a biographical summary, of CIT's executive officers as of March 1, 2000, other than Messrs. Gamper, O'Grady, and Pollicino, who are listed above as Nominees. No family relationship exists among CIT's executive officers or with any Director. The executive officers were appointed by and hold office at the discretion of the Board of Directors.

Name                  Age   Current Position/Offices(1)
----                  ---   ---------------------------
Joseph M. Leone ....   46   Executive Vice President and Chief Financial Officer
Ernest D. Stein ....   60   Executive Vice President, General Counsel, and
                            Secretary

----------
(1) Certain executive officers are also directors or trustees of privately held or not-for-profit organizations that are not referred to below.

      Joseph M. Leone has served as CIT's Executive Vice President and Chief Financial Officer since July 1995. Previously, Mr. Leone served as Executive Vice President of Sales Financing, a business unit of CIT, from June 1991, Senior Vice President and Controller since 1987, and in a number of other executive positions with Manufacturers Hanover Corporation since May 1982.

      Ernest D. Stein has served as CIT's Executive Vice President, General Counsel and Secretary since February 1994. Previously, Mr. Stein served as Senior Vice President and Deputy General Counsel since April 1993, as Senior Vice President and Assistant General Counsel since March 1992, and in a number of executive positions with Manufacturers Hanover Corporation, including Executive Vice President and General Counsel since December 1985.

                             PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

      The table below shows, as of the most recent practicable date, the name and address of each person known to CIT that beneficially owns in excess of 5% of any class of voting stock. Information in this table is as of March 27, 2000 for the Dai-Ichi Kangyo Bank and as of December 31, 1999 for AXA.

                                                        Amount and Nature of
                                                        Beneficial Ownership
                                                     -----------------------------------------------------
                                                        Sole          Shared     Percentage  Percentage of
                                                     Voting and     Voting and       of       Outstanding
 Title of Class          Name and Address of          Investment    Investment     Common       Voting
    of Stock              Beneficial Owner              Power          Power        Stock     Securities*
    --------              ----------------              -----          -----        -----     -----------
Common Stock     The Dai-Ichi Kangyo Bank, Limited   71,000,000           0         28.7%         26.8%
                 1-5, Uchisaiwaicho, 1-chome
                 Chiyoda-ku, Tokyo 100-0011
                 Japan

Common Stock     AXA Financial Inc., AXA,             9,074,824      20,171,960     12.2%         11.1%
                 The Mutuelles AXA
                 1290 Avenue of the Americas
                 New York, NY 10104

----------
* Percentage of Outstanding Voting Securities is calculated on the basis of shares of Common Stock outstanding, including Exchangeable Shares, which have voting rights that are functionally equivalent to Common Stock.

Security Ownership of Directors and Executive Officers

      The table below shows, as of February 15, 2000, the number of shares of CIT Common Stock and Exchangeable Shares owned by each nominee, by Messrs. Gamper, Pollicino, Leone, O'Grady, and Stein (the "Named Executive Officers"), and by the nominees and Named Executive Officers as a group.

                                                Amount and Nature
                                            of Beneficial Ownership
                                             (CIT Common Stock and
                                              Exchangeable Shares)   Percentage
    Name of Individual                           (1)(2)(3)(4)(5)      of Class
    ------------------                           ---------------      --------
Albert R. Gamper, Jr ......................           512,525             *
Daniel P. Amos ............................            63,232             *
Anthea Disney .............................             3,016             *
William A. Farlinger ......................             6,451             *
Guy Hands .................................                 0             *
Thomas H. Kean ............................             2,000             *
Paul Morton ...............................            69,921             *
Takatsugu Murai ...........................                 0             *
William M. O'Grady ........................           107,770             *
Joseph A. Pollicino .......................           265,282             *
Paul N. Roth ..............................             9,500             *
Peter J. Tobin ............................            10,000             *
Keiji Torii ...............................                 0             *
Theodore V. Wells, Jr .....................             3,185             *
Alan F. White .............................             4,032             *
Joseph M. Leone ...........................           117,128             *
Ernest D. Stein ...........................            72,656             *
All Directors and Named Executive
 Officers as a group (17 persons) .........         1,246,698             *

----------
* Represents less than 1% of the total outstanding Common Stock and Exchangeable Shares.

(1) Includes shares of Restricted Stock issued in January 1999 under the Long-Term Equity Compensation Plan in lieu of cash awards under the CIT Bonus Plan, for which the holders have voting rights, but for which ownership has not vested, in the following amounts: Mr. Gamper - 12,011 shares, Mr. Pollicino - 8,029 shares, Mr. Leone - 3,084 shares, Mr. O'Grady - 2,570 shares, and Mr. Stein - 1,928 shares.

(2) Includes shares of stock units issued in January 2000 under the Long-Term Equity Compensation Plan in lieu of cash awards under the CIT Bonus Plan, for which the holders have voting rights, but for which ownership has not vested, in the following amounts: Mr. Gamper - 35,032 shares, Mr. Pollicino - 11,545 shares, Mr. Leone - 8,408 shares, Mr. O'Grady - 11,943 shares and Mr. Stein - 3,663 shares.

(3) Includes shares of Restricted Stock issued in January 2000 under the Long-Term Equity Compensation Plan in lieu of cash payment of all or part of the annual fee payable to directors, for which the holders have voting rights, but for which ownership has not vested, in the following amounts:
      Mr. Farlinger - 3,185 shares, Mr. Morton - 796 shares and Mr. Wells - 3,185 shares.

(4) Includes shares of Restricted Stock awarded under the Long-Term Equity Compensation Plan for which the holders have voting rights, but for which ownership has not vested, in the following amounts: Mr. Gamper - 125,926 shares, Mr. Pollicino - 77,778 shares, Mr. Roth - 5,000 shares, Mr. Tobin
      - 5,000 shares, Mr. Leone - 26,043 shares, Mr. O'Grady - 23,502 shares, and Mr. Stein - 17,150 shares.

(5) Includes shares of stock issuable pursuant to stock options awarded under the Long-Term Equity Compensation Plan that have vested or will vest within 60 days after March 27, 2000 in the following amounts: Mr. Gamper - 302,533 shares, Mr. Pollicino - 162,000 shares, Mr. Amos - 3,332 shares, Ms. Disney - 1,666 shares, Mr. O'Grady - 61,067 shares, Mr. White - 3,332 shares, Mr. Leone - 72,000 shares, and Mr. Stein - 37,933 shares.

Compliance with  Section  16(a) of the  Securities  Exchange  Act

      Based on CIT's records and other information, CIT believes that its Directors and officers complied with all applicable SEC filing requirements for reporting beneficial ownership of CIT's equity securities for 1999, except that Keiji Torii inadvertently failed to file a Form 3 in May 1999 when he was elected a director of CIT on April 27, 1999 and Anthea Disney inadvertently failed to file a Form 4 in November 1999 to report that she purchased 350 shares on October 27, 1999. Mr. Torii filed a Form 3 on September 29, 1999 to report that he did not beneficially own any equity securities of CIT and Ms. Disney filed a Form 4 on March 22, 2000 to report that she had purchased shares in October 1999. In both instances, the director provided the information to CIT on a timely basis, but CIT filed the reports late as a result of clerical errors.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

      The Compensation Committee is composed of three outside directors of the Board who are not employees or former employees of CIT. The committee's primary responsibility is to ensure that the Chief Executive Officer, other executive officers and key management are compensated in a manner consistent with:

      o     Shareholder interests and the stated compensation strategy of CIT;
            and

      o     Competitive practices and internal equity considerations.

      Because of CIT's significant acquisitions in 1999, a major consideration for CIT and the Committee was the integration of the compensation designs of these various entities into one fundamentally sound compensation program. To that end, the Committee requested information from independent compensation consultants, William M. Mercer Incorporated, Inc., to ensure that the compensation program remains competitive and able to meet its objectives. The Compensation Committee reviewed CIT's compensation strategy and refined it to ensure its continuing appropriateness. The compensation strategy provides the link between CIT's business strategy and the compensation program.

      The competitive employment market for senior level positions is defined as companies in a related business, such as diversified financials and banks, with assets similar to or greater than that of CIT. CIT will use this peer group of comparable financial institutions to validate pay for performance relationships. The companies used for comparison purposes for compensation analysis may be different from the companies included in the peer group comparison for the Stock Performance Graph. CIT has adopted a compensation strategy that emphasizes competitive and performance leveraged annual incentives and substantial long-term incentives based on financial success.

Executive Compensation Plans

      CIT's executive compensation plans are designed to serve the best interests of CIT and its shareholders. The plans are also designed to qualify as performance based compensation plans under Section 162(m) of the Internal Revenue Code of 1986, which governs the tax deductibility of pay for the executive officers named in the annual proxy statement. In making its decisions, the Compensation Committee considers, but is not limited in its decision making by, the impact of Section 162(m).

      Base Salaries. CIT's philosophy is to provide salaries to its executive team members within ranges in which the midpoint approximates the median of appropriate peer groups of financial services organizations in each of the markets and businesses in which CIT competes. Based upon an extensive survey of competitor financial services companies and after consideration of CIT's new organization structure stemming from its various acquisitions, the Committee reviewed and approved salary adjustments to the named executive officers.

      Annual Incentives. CIT's annual incentive plan was reviewed during the year to determine its overall effectiveness. Adjustments were made to modify the funding opportunities for the annual incentive plan in accordance with the survey results for the financial services competitor companies.

      Annual incentive pools are funded based on performance against individual business unit net income targets and the growth of net income over the prior year for CIT as a whole. Executives are rewarded for their individual contributions to attainment of business unit targets and the growth of CIT overall. After considering the performance of CIT in 1999, the Compensation Committee awarded bonuses to the named executives that reflected their individual contribution to the attainment of CIT's net income and growth goals and their significant role in CIT's acquisitions.

      Under a program to encourage stock ownership approved by the Compensation Committee, CIT's executives were permitted to elect to receive between 10% and 50% of their 1999 annual bonus award in CIT stock units. The cash portion deferred is converted to common stock units with a market value equal to 125% of the deferred amount. The number of shares reflected by the premium element is subject to forfeiture, under certain conditions, upon termination of employment with CIT prior to three years from the date of the award.

      Long-Term Incentives. CIT maintains a stock-based incentive plan, The CIT Group, Inc. Long-Term Equity Compensation Plan (the "ECP"), covering directors and employees of CIT and its subsidiaries. The plan provides for the grant of various forms of long-term incentives such as stock options, restricted stock and performance shares or units. Option grants were made to executive officers in November of 1997, when the Company went public, and again in March and October of 1999. The first option grant in 1999 was made in recognition of the fact that stock options were not granted in 1998. The second option grant in 1999 was intended to be consistent with the adopted compensation strategy.

      In connection with the Newcourt acquisition, CIT adopted a stock option plan for the purpose of converting Newcourt options into options for the purchase of Common Stock (the "Transition Option Plan"). No additional options can be awarded under the Transition Option Plan.

      CEO Compensation. During 1999 the Committee reviewed the compensation of Mr. Gamper based upon:

      o Comparative compensation data provided by the independent consultant as to the compensation of the chief executive officers of other financial services companies

      o Its assessment of the performance contribution of the CEO in terms of CIT's strategic business plans, operating performance results and acquisitions

      o     CIT's previously described compensation strategy

      Mr. Gamper received a salary increase to $875,000 per year. This salary adjustment places him slightly below the market median of peer group companies.

      With respect to annual bonuses, funding is based upon financial results against planned net income within the business units and net income growth at the corporate level. CIT's 1999 net income increased by 15% over 1998 thus meeting its previously targeted net income goal. As a consequence, the Committee awarded Mr. Gamper a bonus of $1.1 million for 1999. When coupled with his salary, his total cash compensation placed him just slightly below the market median on a total cash compensation basis.

      With respect to stock options, the Committee made two grants to the CEO in 1999. This was due in part because 1) no stock option grant had been made in 1998 and 2) the annualized value of stock options and other forms of equity awards to the CEO were found to be below those provided to the chief executive officers of peer group companies. Thus, Mr. Gamper was awarded a stock option grant of 200,000 shares in March, 1999 with an exercise price of $30.75 and a stock option grant of 300,000 shares in November, 1999 at an exercise price of $21.4375.

      Other Considerations. Because the Committee believes that executives who have a material ownership interest in the Company are more likely to identify with shareholder interest and diligently work to enhance Total Shareholder Returns, in 1999 it adopted the following guideline for ownership of Common
Stock:

      Executive Level                                   Ownership Obligation
      ---------------                                   --------------------
      CEO                                                   5x base salary
      Group CEOs and Named Executive Officers               3x base salary
      Selected Executive Officers                           1x base salary

      Executives will have three years to meet this minimum obligation.

      The Committee also reviewed the levels and forms of remuneration provided to the outside directors of the Board of Directors. In doing so, it looked at published survey sources and at proxy reported data for financial services companies used in making its executive compensation comparisons. As a result, the Committee recommended and the full Board of Directors adopted the following:

      o     Increase the annual retainer to $50,000

      o     Eliminate all meeting and committee fees

      o Provide for annual grants of stock options having a present Black-Scholes value of $25,000 for directors generally, except that committee chairmen are entitled to grants with a $35,000 valuation

      Directors are able to make an annual election as to the form of payment relating to the annual retainer. Their choices are cash, CIT stock options and restricted stock. These changes are consistent with the surveyed trends and amounts being paid to outside directors.

      With the adoption of the changes described in this report, the Committee believes that a sound executive compensation strategy has been developed which is marketplace competitive and meets the needs of our executives as well as the objectives of our shareholders.

March 29, 2000                            Compensation Committee

                                          Daniel P. Amos, Chairman
                                          Anthea Disney, Director
                                          Thomas Kean, Director

Comparative Stock Performance

      SEC rules require proxy statements to contain a performance graph that compares the performance of our Common Stock against Standard & Poor's 500 Stock Index and a published industry or line of business index or group of "peer issuers," covering a five-year period. We selected the S&P Financials Index and the Russell 1,000 Financial Services Index, in which CIT is included, as the appropriate line of business indices for purposes of this comparison. Because our Common Stock was priced in the initial public offering on November 12, 1997 and began trading on the New York Stock Exchange on November 13, 1997, the graph compares performance from November 12, 1997 through December 31, 1999. The graph assumes an investment of US$100 at the beginning of the period at the initial public offering price of US$27.00 per share of Common Stock and reinvestment of dividends.

CIT'S PERFORMANCE VS S&P FINANCIAL, RUSSELL 1000 FINANCIAL, AND S&P 500 INDICES
                   November 12, 1997 through December 31, 1999

[The following information was depicted as a line chart in the printed material]

          November 12, 1997 = 100

11/12/97  12/31/97  3/31/98  6/30/98  9/30/98  12/31/98   3/31/99   6/30/99   9/30/99  12/31/99
 -------   -------  ------    ------   ------   -------   ------   ------    ------   -------
   100       119      121       139       96      119       115      109        78       80
   100       111      125       130      102      124       134      140       119      129
   100       107      122       126      114      138       145      155       145      167
   100       111      124       126      100      120       128      135       114      124

Source: Bloomberg L.P.; CIT

Compensation of Directors

      Our directors who are not employees or officers of DKB or CIT or of any subsidiary of either of them are paid an annual Board membership retainer of $50,000, but receive no additional payments for attendance at meetings or for service on any committee. Pursuant to the ECP, outside directors may elect to receive some or all of the annual retainer in the form of stock options (having a Black-Scholes calculation equal to the amount of the retainer that is taken in the form of options) or restricted stock, which will each vest in three equal, annual installments, rather than cash. Any retainer amount elected to be received as restricted stock will be converted to shares of Common Stock with a market value equal to 125% of the elected award amount, in recognition of the election to forgo cash compensation. Such directors are also eligible for grants under the ECP and presently receive annual grants of stock options having a present value of $25,000, or $35,000 for each committee chairman.

Executive Compensation

      The table below sets forth the annual and long-term compensation, including bonuses and deferred compensation, of the Named Executive Officers for services rendered in all capacities to CIT during the fiscal years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE
                                 (U.S. Dollars)

                                                                                 Long-Term Compensation
                                                                        -------------------------------------------
                                        Annual Compensation                Awards              Payouts
                               ---------------------------------------  ----------- ---------------------------------
                                                           Other Annual Restricted  Securities              All Other
      Name and                                               Compensa-    Stock     Underlying    LTIP      Compensa-
 Principal Positions           Year     Salary    Bonus(1)    tion(2)   Awards(1)(3) Options(4) Payouts(5)   tion(6)
---------------------          ----    --------   --------  ---------   -----------  ---------  ---------   ---------
Albert R. Gamper, Jr., ......  1999    $761,534   $550,000    $57,577   $  687,503    500,000           0    $36,861
Chairman, President            1998    $663,471   $467,500    $37,778   $  584,394          0           0    $32,939
and Chief Executive            1997    $632,320   $845,000    $79,531   $3,400,000    619,200  $4,122,261    $79,697
Officer

Joseph A. Pollicino, ........  1999    $540,195   $543,750    $35,928   $  226,571    200,000           0    $28,008
Vice Chairman and              1998    $482,127   $312,500    $23,333   $  390,645          0           0    $25,685
Chief Risk Officer             1997    $461,560   $580,000    $47,720   $2,100,000    337,800  $2,533,400    $24,795

Joseph M. Leone, ............  1999    $299,695   $268,000    $12,267   $  165,007    180,000           0    $18,388
Executive                      1998    $237,000   $120,000    $ 7,813   $  150,023          0           0    $15,880
Vice President                 1997    $212,962   $200,000    $18,579   $  703,150    114,600  $  829,486    $14,851
and Chief Financial
Officer

William M. O'Grady, .........  1999    $292,697   $187,500    $10,942   $  234,381    155,000           0    $18,108
Executive Vice                 1998    $240,000   $100,000    $ 7,051   $  125,014          0           0    $16,000
President and Chief            1997    $220,769   $175,000    $16,826   $  634,550    108,700  $  742,900    $15,164
Administrative Officer

Ernest D. Stein, ............  1999    $251,924   $172,500    $ 8,016   $   71,886     70,000           0    $16,477
Executive Vice President,      1998    $220,000   $ 75,000    $ 5,145   $   93,777          0           0    $15,200
General Counsel, and           1997    $200,769   $130,000    $12,461   $  463,050     79,200  $  538,895    $14,364
Secretary

----------
(1) The amounts shown in the bonus column for 1998 and 1999 represent the cash amounts paid under CIT's annual bonus plan. Pursuant to the ECP, executive officers may elect to receive between 10% and 50% of their 1998 and 1999 annual bonus awards in Common Stock or common stock units, respectively, rather than cash. The cash portion deferred is converted to shares of Common Stock or common stock units with a market value equal to 125% of the deferred amount. The premium element is subject to forfeiture, under certain conditions, upon termination of employment with CIT prior to three years from the date of the award. CIT pays dividends on the shares of Common Stock or common stock units awarded to each Named Executive Officer to the extent and on the same basis as paid to all other stockholders. For all Named Executive Officers, the amounts shown in the Restricted Stock Awards column for 1998 represent the fair market value on January 29, 1999 (the date of grant) of the shares of Common Stock awarded at $32.4375 per share. The amounts shown in the Restricted Stock Awards column for 1999 represent the fair market value on January 26, 2000 (the date of grant) of the common stock units awarded at $19.625 per share.

(2) The payments set forth in 1999 and 1998 under Other Annual Compensation represent the dividends paid on restricted stock held in each of those years. Such dividends were payable at the same rate applicable to all other issued and outstanding shares. Compensation reported for 1997 includes dividends paid under The CIT Group, Inc. Career Incentive Plan (the "CIT Career Incentive Plan"). We terminated the CIT Career Incentive Plan in conjunction with our initial public offering in 1997.

(3) The restricted stock awards issued at the time of our initial public offering in 1997 (at the IPO price of $27 per share) were as follows: Mr. Gamper - 125,926 shares; Mr. Pollicino - 77,778 shares; Mr. Leone - 26,043 shares; Mr. O'Grady - 23,502 shares; and Mr. Stein - 17,150 shares. The number and value at December 31, 1999 of restricted stock holdings based upon the closing market price of $21.125 per share for Common Stock was as follows: Mr. Gamper - 143,942 shares ($3,040,775); Mr. Pollicino - 89,821 shares ($1,897,469); Mr. Leone - 30,668 shares ($647,862); Mr. O'Grady -
      27,356 ($577,896); and Mr. Stein - 20,041 ($423,366). Dividends are
      payable on Restricted Stock at the same rate applicable to all other issued and outstanding shares.

(4)   Stock options to purchase Common Stock awarded under the ECP.

(5) The payments set forth under LTIP Payouts represent the payout of shares vested under the CIT Career Incentive Plan. The payouts in 1997 were for shares awarded for the performance period 1993 - 1995. Also included under LTIP Payouts for 1997 is the one-time cash payout related to the termination of the CIT Career Incentive Plan for the 1996 - 1998 performance period.

(6) The payments set forth under "All Other Compensation" include the matching employer contribution to each participant's account and the employer flexible retirement contribution to each participant's flexible retirement account under The CIT Group, Inc. Savings Incentive Plan (the "CIT Savings Plan"). We made the matching employer contribution pursuant to a compensation deferral feature of the CIT Savings Plan under Section 401(k) of the Internal Revenue Code of 1986. Each of the Named Executive Officers received a contribution of $6,400 under the employer match and a contribution of $6,400 under the employer flexible retirement account. The payments set forth under "All Other Compensation" also included contributions to each participant's account under The CIT Group, Inc. Supplemental Savings Plan (the "CIT Supplemental Savings Plan"), which is an unfunded non-qualified plan. For 1999, they are as follows: Mr. Gamper
      - $24,061, Mr. Pollicino - $15,208, Mr. Leone - $5,588, Mr. O'Grady -
      $5,308 and Mr. Stein - $3,677. In 1997, Mr. Gamper received payments designed to cover the 1.45% Medicare tax liability created by vesting in his deferred retirement benefits.

Stock Option Awards During 1999

      Stock options and other rights related to Common Stock may be awarded to executives under the ECP. The following table sets out awards of stock options to Named Executive Officers in 1999.

                                             Number of      Percent of
                                            Securities  Total Options/SARs
                                            Underlying      Granted to      Exercise of               Grant Date
                                Date of    Options/SARs    Employees in     Base Price   Expiration Present Value $
      Name                       Grant      Granted(1)      Fiscal Year       ($/Sh)        Date       (2)(3)(4)
      ------                   --------    ------------  -----------------   ---------   ----------  ------------
Albert R. Gamper, Jr .........  11/18/99      300,000           6.61%         21.4375      11/18/09    $2,529,000
Chairman, President, and         3/5/99       200,000                           30.75       3/5/09     $2,308,000
Chief Executive Officer                       -------
                                 Total        500,000

Joseph A. Pollicino ..........  11/18/99      100,000           2.64%         21.4375      11/18/09    $  843,000
Vice Chairman and                3/5/99       100,000                           30.75       3/5/09     $1,154,000
Chief Risk Officer                            -------
                                 Total        200,000

Joseph M. Leone ..............  11/18/99       80,000           2.38%         21.4375      11/18/09    $  674,400
Executive Vice President         3/5/99       100,000                           30.75       3/5/09     $1,154,000
and Chief Financial                           -------
Officer                          Total        180,000

William M. O'Grady ...........  11/18/99       80,000           2.05%         21.4375      11/18/09    $  674,400
Executive Vice President         3/5/99        75,000                           30.75       3/5/09     $  865,500
and Chief Administrative                      -------
Officer                          Total        155,000

Ernest D. Stein ..............  11/18/99       35,000           .926%         21.4375      11/18/09    $  295,050
Executive Vice President,        3/5/99        35,000                           30.75       3/5/09     $  403,900
General Counsel, and                          -------
Secretary                        Total         70,000

----------

(1) One-third of the stock options vest on each of the first, second, and third anniversary of the date of grant.

(2) For the November 1999 option grant, the estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table are identified below.

      o Exercise price on the options of $21.4375, equal to the fair market value of the underlying stock on the dates of grant.

      o     An option term of ten years.

      o Interest rate of 6.039 percent that represents the interest rate on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the option term.

      o Volatility of 41.72 percent calculated using daily stock prices for the 12 months prior to the date of grant.

      o A dividend yield of 1.87 percent reflecting an annual dividend on Common Stock of $0.40 per share.

      o Reductions of approximately 8.54 percent to reflect the probability of forfeiture due to termination prior to vesting, and approximately
            11.65 percent to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

(3) For the March 1999 option grant, the estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table are identified below.

      o Exercise price on the options of $30.75, equal to the fair market value of the underlying stock on the dates of grant.

      o     An option term of ten years.

      o Interest rate of 5.23 percent that represents the interest rate on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the option term.

      o Volatility of 36.36 percent calculated using daily stock prices for the 12 months prior to the date of grant.

      o A dividend yield of 1.30 percent reflecting an annual dividend on Common Stock of $0.40 per share.

      o Reductions of approximately 8.54 percent to reflect the probability of forfeiture due to termination prior to vesting, and approximately
            13.03 percent to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

(4) The ultimate value of the options will depend on the future market price of CIT's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of CIT's Common Stock over the exercise price on the date the option is exercised.

      The following table gives additional information on options exercised in 1999 by the Named Executive Officers and on the number and value of options held by the Named Executive Officers at December 31, 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES
                                 (U.S. Dollars)

                                                                     Number of
                                                               Securities Underlying       Value Unexercised
                                                                    Unexercised               In-the-Money
                                                                 Options at 12/31/99      Options at 12/31/99
                                                                 ------------------      ---------------------
                                      Shares
                                     Acquired         Value          Exercisable/             Exercisable/
           Name                     on Exercise     Realized        Unexercisable            Unexercisable
           ----                     -----------     --------        -------------            -------------
Albert R. Gamper, Jr. .............        0          $0           235,867/883,333               $0/$0
Chairman, President, and Chief
Executive Officer

Joseph A. Pollicino ...............        0          $0           128,667/409,133               $0/$0
Vice Chairman and
Chief Risk Officer

Joseph M. Leone ...................        0          $0            38,667/255,933               $0/$0
Executive Vice President
and Chief Financial Officer

William M. O'Grady ................        0          $0            36,067/227,633               $0/$0
Executive Vice President and
Chief Administrative Officer

Ernest D. Stein ...................        0          $0            26,267/122,933               $0/$0
Executive Vice President, General
Counsel, and Secretary

      The options reported are non-qualified stock options to purchase shares of Common Stock awarded under the ECP. The exercise price of the options ranges from $21.4375 to $30.75 per share and the closing trading price on the New York Stock Exchange of Common Stock at December 31, 1999 was $21.125.

Retirement Plans

      Effective January 1, 1990, The CIT Group, Inc. Retirement Plan (the "CIT Retirement Plan") was established. Assets necessary to fund the CIT Retirement Plan were transferred from the MHC Retirement Plan, Inc. (the "MHC Retirement Plan"), the predecessor plan in which our employees participated. Accumulated years of benefit service under the MHC Retirement Plan are included in the benefits formula of the CIT Retirement Plan, which covers officers and salaried employees who have one year of service and have attained age 21.

      The Plan was revised in 1999, with a revised formula to become effective April 1, 2000. Under this formula, at the normal retirement age of 65, an employee's pension is 1.25% of final average salary for each of the first 40 years of benefit service as a participant. "Final average salary" is the highest average salary received in any five consecutive years in the last ten years. "Salary" includes all wages paid by CIT, including before-tax contributions made to the CIT Savings Plan and salary reduction contributions pursuant to any
Section 125 Plan, but excluding commissions, bonuses, incentive compensation, overtime, reimbursement of expenses, directors' fees, severance pay and deferred compensation. This salary is comparable to the "Salary" shown in the Summary Compensation Table. After completing five years of service, an employee whose employment with CIT has terminated is entitled to a benefit, as of the employee's normal retirement date, equal to the benefit earned to the date of termination of employment, or an actuarially reduced benefit commencing at any time after age 55 if the participant is eligible for early retirement under the CIT Retirement Plan. Certain death benefits are available to eligible surviving spouses of participants.

      Because various laws and regulations set limits on the amounts allocable to a participant under the CIT Savings Plan and benefits under the CIT Retirement Plan, we have established the CIT Supplemental Retirement Plan. The CIT Supplemental Retirement Plan provides retirement benefits on an unfunded basis to participants who retire from CIT (whose benefits under the CIT Retirement Plan would be restricted by the limits) of an amount equal to the difference between the annual retirement benefits permitted and the amount that would have been paid but for the limitations imposed.

      The amounts set forth in the table are the amounts which would be paid to employees pursuant to the CIT Retirement Plan and the CIT Supplemental Retirement Plan at a participants' normal retirement age (age 65) assuming the indicated final average salary and the indicated years of benefit service and assuming that the straight life annuity form of benefit will be elected and that CIT Supplemental Retirement Plan benefits will be paid in the form of an annuity. However, benefits for retirement before age 65 would be less than those shown in the following table. Upon retirement, certain employees may receive a benefit frozen under a prior plan formula if such benefit is greater than the benefit payable under the formula represented in the following table.

                               PENSION PLAN TABLE
                                (in U.S. dollars)

             Annual Benefits Based on Years of Credited Service (1)

    Final
   Average
  Salary of
  Employee        15                20               25               30                35             40
  ---------       --                --               --               --                --             --
  250,000         46,875           62,500            78,125            93,750          109,375        125,000
  300,000         56,250           75,000            93,750           112,500          131,250        150,000
  350,000         65,625           87,500           109,375           131,250          153,125        175,000
  400,000         75,000          100,000           125,000           150,000          175,000        200,000
  450,000         84,375          112,500           140,625           168,750          196,875        225,000
  500,000         93,750          125,000           156,250           187,500          218,750        250,000
  550,000        103,125          137,500           171,875           206,250          240,625        275,000
  600,000        112,500          150,000           187,500           225,000          262,500        300,000
  650,000        121,875          162,500           203,125           243,750          284,375        325,000
  700,000        131,250          175,000           218,750           262,500          306,250        350,000
  750,000        140,625          187,500           234,375           281,250          328,125        375,000
  800,000        150,000          200,000           250,000           300,000          350,000        400,000
  850,000        159,375          212,500           265,625           318,750          371,875        425,000
  900,000        168,750          225,000           281,250           337,500          393,750        450,000
  950,000        178,125          237,500           296,875           356,250          415,625        475,000
1,000,000        187,500          250,000           312,500           375,000          437,500        500,000
1,050,000        196,875          262,500           328,125           393,750          459,375        525,000

----------
(1) At December 31, 1999, Messrs. Gamper, Pollicino, Leone, O'Grady, and Stein had 32, 35, 15, 30, and 6 years of benefit service respectively.

Executive Retirement Plan

      The Named Executive Officers are participants under the Executive Retirement Plan. The benefit provided is life insurance equal to approximately three times salary during such participant's employment, with a life annuity option payable monthly by us upon retirement. The participant pays a portion of the annual premium and we pay the balance on behalf of the participant. We are entitled to recoup our payments from the proceeds of the policy in excess of the death benefit. Upon the participant's retirement, a life annuity will be payable out of our current income and we anticipate recovering the cost of the life annuity out of the proceeds of the life insurance policy payable upon the death of the participant.

      In addition to the table of pension benefits shown above, we are conditionally obligated to make annual payments under the Executive Retirement Plan in the amounts indicated to the Named Executive Officers at retirement: Mr. Gamper, $443,130, Mr. Pollicino, $273,642, Mr. Leone, $200,592, Mr. O'Grady,
$165,460, and Mr. Stein, $91,807.

Compensation Committee Interlocks and Insider Participation

      There are no interlocking relationships between any member of the Compensation Committee and any of our executive officers that would require disclosure under the rules of the SEC. The Compensation Committee consists entirely of independent, non-employee directors.

Employment Agreements

      Mr. Gamper has an employment agreement with CIT that extends until December 31, 2002. Mr. Pollicino has an employment agreement with CIT that extends until December 31, 2001. Mr. Gamper's agreement provides that he will serve as the Chief Executive Officer and President. Mr. Pollicino's agreement provides that he will serve as the Vice Chairman. Each will serve as a member of our Board of Directors. The agreements provide for the payment of an annual base salary of not less than the amount that each received prior to the date of his last extension on November 1, 1999. Pursuant to their employment agreements, each individual's base salary and performance is reviewed by the CIT Board of Directors during the term of the agreement pursuant to our normal practices, subject to increases but not to decreases. The employment agreements provide for participation in all executive bonus and incentive compensation plans.

      Mr. Leone, Mr. O'Grady, and Mr. Stein also have employment agreements with CIT that extend until December 31, 2000. Mr. Leone's, Mr. O'Grady's, and Mr. Stein's respective agreements provide for the payment of an annual base salary of not less than the amount received prior to the date of their last extension on November 1, 1998, to be reviewed by the Chief Executive Officer or his designee pursuant to our normal practices, subject to increases but not to decreases. The employment agreements also provide for participation in all executive bonus and incentive compensation plans.

Termination And Change-In-Control Arrangements

      Each of the employment agreements of the Named Executives provide that under certain circumstances, upon a termination of employment, he will be entitled to receive severance payments equal to three times, with respect to Messrs. Gamper and Pollicino, or two times, with respect to Messrs. Leone, O'Grady and Stein, his total cash compensation (as defined in his agreement), reduced by any "special payment" received. Further, in the event of a termination qualifying a Named Executive for severance, he will be entitled to all previously earned and accrued entitlements and benefits, continued employee welfare benefit coverage for 36 months with respect to Messrs. Gamper and Pollicino and 24 months with respect to Messrs. Leone, O'Grady and Stein, three years' benefit service and age credit with respect to Messrs. Gamper and Pollicino and two years' benefit service and age credit with respect to Messrs. Leone, O'Grady and Stein for purposes of calculating benefits under CIT's Retirement Plan and Executive Retirement Plan (as defined in his agreement), outplacement services, any awards due under the ECP, and all benefits payable under our Executive Retirement Plan. If the termination does not qualify the Named Executive for severence, he will be entitled to all previously earned and accrued entitlements and benefits of CIT. Mr. Gamper's employment agreement also provides that he will have immediate vesting in each outstanding equity award. In the event any of the Named Executives become subject to excise taxes under
Section 4999 of the Internal Revenue Code, their employment agreements provide a gross up payment equal to the amount of such excise taxes.

      If, during the term of Messrs. Gamper's, Pollicino's, Leone's, O'Grady's and Stein's employment agreements, a "Change of Control" (as defined in his agreement) occurs, they each will be entitled to receive, in certain circumstances, a "special payment." With respect to Mr. Gamper, the amount of such a special payment shall equal the sum of his prior four years' annual bonuses. With respect to Mr. Pollicino, the amount of such a special payment shall equal the sum of his prior three years' annual bonuses. With respect to each of Mr. Leone, Mr. O'Grady, and Mr. Stein, the amount of each individual's special payment shall equal the sum of his respective prior two years' annual bonuses.

      In the event of a Change of Control during the term of employment, each of Mr. Gamper and Mr. Pollicino may elect, on 90 days' notice, to terminate his employment and have such termination deemed "Good Reason" upon the anniversary of the Change of Control. In the event the first anniversary of such a Change of Control occurs after the end of the term, the term shall be extended to the earlier of 90 days after the end of the term or the first anniversary of the Change of Control.

      Under the ECP, if a participant's employment is terminated by CIT, or a successor to CIT, on or after a Change of Control (as defined in the ECP) and prior to the first anniversary of such Change of Control: (i) all options and SARs, other than options granted in consideration of the termination of the CIT Career Incentive Plan or otherwise granted in connection with the initial public offering, held by the participant, if any, shall become immediately exercisable;
(ii) all restrictions and limitations imposed on restricted stock, other than restricted stock granted in consideration of the termination of the CIT Career Incentive Plan or otherwise granted in connection with the initial public offering, held by the participant, if any, shall lapse. The vesting of all Options and restricted stock granted in consideration of the termination of the CIT Career Incentive Plan or otherwise granted in connection with the initial public offering would be accelerated in the event the participant is terminated on or after the Change of Control and during the five-year period following the initial public offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have in the past and may in the future enter into certain transactions with affiliates. Such transactions have been, and it is anticipated that such transactions will continue to be, entered into at a fair market value for the transaction.

Relationship with DKB

      DKB beneficially owns 71,000,000 shares of Common Stock, which represents approximately 26.8% of the outstanding Common Stock, including Exchangeable Shares. DKB is our largest stockholder and may be able to exercise significant influence over the election of the members of the Board of Directors and over its business and affairs, including any determinations with respect to (i) mergers or other business combinations involving CIT, (ii) the acquisition or disposition of assets by CIT, (iii) the incurrence of indebtedness by CIT, (iv) the issuance of any additional Common Stock or other equity securities, and (v) the payment of dividends with respect to the Common Stock.

      Set forth below are descriptions of certain agreements, relationships and transactions between CIT and DKB.

Regulatory Compliance Agreement

      DKB is subject to U.S. and Japanese banking laws, regulations, guidelines, and orders that affect our permissible activities. DKB and CIT have entered into a regulatory compliance agreement (the "Regulatory Compliance Agreement") in order to facilitate DKB's compliance with applicable U.S. and Japanese banking laws, or the regulations, interpretations, policies, guidelines, requests, directives, and orders of the applicable regulatory authorities or the staffs thereof or a court (collectively, the "Banking Laws"). The Regulatory Compliance Agreement prohibits us from engaging in any new activity or entering into any transaction for which prior approval, notice or filing is required under Banking Laws without the required prior approval having been obtained, prior notice having been given or made by DKB and accepted, or such filings having been made. We are also prohibited from engaging in any activity that would cause DKB, CIT or any affiliate of DKB or CIT to violate any Banking Laws. If, at any time, it is determined by DKB that any activity then conducted by us is prohibited by any Banking Law, we are required to take all reasonable steps to cease such activity.

      Under the terms of the Regulatory Compliance Agreement, DKB is responsible for making all determinations as to compliance with applicable Banking Laws.

      The Regulatory Compliance Agreement expires upon the earlier of the date on which DKB owns no shares of Common Stock or DKB, in its sole discretion, requests and obtains an opinion of counsel that (i) DKB will not be required to receive prior approval from or give notice to or make filings with applicable regulatory authorities under the Banking Laws as a result of CIT or any of its subsidiaries engaging in any activity and (ii) DKB and CIT are no longer subject to the jurisdiction of the Banking Laws with respect to the activities or transactions in which CIT may engage.

Registration Rights Agreement

      DKB and CIT have entered into a registration rights agreement (the "Registration Rights Agreement"), which provides that, upon the request of DKB, its subsidiaries or certain transferees of Common Stock from DKB or its subsidiaries (each, a "Qualified Transferee"), we will use our best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Common Stock that DKB may hold or that are issued or issuable upon conversion of any other security that DKB may hold and of any other securities issued or issuable in respect of the Common Stock, in each case for sale in accordance with the intended method of disposition of the holder or holders making such demand for registration, and we will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. DKB, any of its subsidiaries, or any Qualified Transferee also has the right, which it may exercise at any time and from time to time, subject to certain limitations, to include any such shares and other securities in other registrations of equity securities of CIT initiated by CIT on its own behalf or on behalf of its other stockholders. CIT will pay all costs and expenses in connection with each such registration which DKB, any subsidiary thereof or any Qualified Transferee initiates or in which any of them participates. The Registration Rights Agreement contains indemnification and contribution provisions: (i) by DKB and its permitted assigns for CIT's benefit; and (ii) by CIT for the benefit of DKB and other persons entitled to effect registrations of CIT Common Stock (and other securities) pursuant to its terms, and related persons. In November 1998, DKB sold 55 million shares of Common Stock in a public offering effected as a demand registration right under the Registration Rights Agreement.

Other Transactions

      At December 31, 1999, our credit line coverage with 70 banks totaled $8.4 billion of committed facilities. At December 31, 1999, DKB was a committed bank under a $1.7 billion revolving credit facility and a $3.7 billion revolving credit facility, with commitments of $93.0 million and $210.0 million, respectively.

      We have entered into interest rate swap and cross currency interest rate swap agreements with financial institutions acting as principal counterparties, including affiliates of DKB. At December 31, 1999, the notional principal amount outstanding on interest rate swap agreements with DKB and its affiliates totaled $220.0 million. The notional principal amount outstanding on foreign currency swaps totaled $168.6 million with DKB at year-end 1999.

      We have entered into leveraged leasing arrangements with third party loan participants, including affiliates of DKB. Leveraged lease receivables, which are included in lease receivables on CIT's financial statements, exclude the portion of lease receivables offset by related nonrecourse debt payable to third party lenders, including amounts owed to affiliates of DKB that totaled $398.3 million at year-end 1999.

      At December 31, 1999, our credit-related commitments with DKB in the form of letters of credit totalled $13.4 million, equal to the amount of the single lump sum premium necessary to provide group life insurance coverage to certain eligible retired employees and an amount to fund certain overseas finance receivables.

      We have entered into cash collateral loan agreements with DKB pursuant to which DKB made loans to four separate cash collateral trusts in order to provide additional security for payments on the certificates of the related contract trusts. These contract trusts were formed for the purpose of securitizing certain recreational vehicle and recreational marine finance receivables. At December 31, 1999, the principal amount outstanding on the cash collateral loans was $15.7 million.

Paul Morton

      The family of Paul Morton, a director of CIT, owns 100% of a private company, Cinitel Corp., which owns 24% of Radiont, the sole shareholder of Affinity Radio Group, Inc., ("Affinity"), also a private company. Paul Morton is the Chairman of Cinitel and his son, Henry Morton, is the President and Secretary of Cinitel and the President of Radiont.

      Prior to CIT's acquisition of Newcourt, Newcourt Capital (a subsidiary of Newcourt) loaned an aggregate amount of Canadian $12,000,000 (approximately US$8,250,000) to Affinity. Pursuant to the related credit facility, Newcourt Capital (i) took a security interest in a debt service reserve to be funded by Radiont and its owners, including Cinitel, and (ii) obtained limited recourse guarantees from Radiont and its owners, including Cinitel.

      Newcourt Capital advised Affinity on February 4, 2000, that a payment default had occurred, due to the failure of the funding of the debt service reserve. In March 2000, Newcourt thereafter entered into a forbearance agreement with Affinity whereby Affinity agreed to certain amendments to the provisions of the Affinity loans in favor of Newcourt Capital as well as the curing of the payment default described above.

Counsel Relationships

      Paul N. Roth, a director of CIT, is a partner of Schulte Roth & Zabel LLP, which provides legal services to CIT. Schulte Roth & Zabel LLP also serves as outside counsel for DKB. Theodore V. Wells, Jr., a director of CIT, was a partner prior to January 2000 of Lowenstein, Sandler PC, which provides legal services from time to time to CIT.

                                   PROPOSAL 2

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has appointed the firm of KPMG LLP, 150 John F. Kennedy Parkway, Short Hills, New Jersey 07078 as independent accountants to examine the financial statements of CIT and its subsidiaries for the year ending December 31, 2000, and to perform other appropriate accounting services. This appointment was recommended by the Audit Committee of the Board of Directors. A resolution will be presented to the meeting to ratify the appointment. The affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the meeting is needed to ratify the appointment. If the stockholders do not ratify the appointment of KPMG LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

      KPMG LLP has examined our financial statements since 1984. A member of KPMG LLP will be present at the meeting and will be available to respond to appropriate questions by stockholders.

      The Board of Directors recommends a vote "For" the ratification of KPMG LLP as CIT's independent auditors for 2000.

                                 OTHER BUSINESS

      CIT's management does not intend to bring any business before the Annual Meeting other than the matters referred to in this proxy statement. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority of the persons named in the accompanying proxy extends to matters which the Board of Directors does not know are to be presented at the meeting by others and any proposals of stockholders omitted from the proxy material pursuant to Rule 14a-8 of the SEC.

               STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2001
                                 ANNUAL MEETING

      Stockholder proposals to be included in the proxy statement for CIT's next annual meeting must be received by the Secretary of CIT not later than December 2, 2000.

      Also, under CIT's By-Laws, nominations for director or other business proposals to be addressed at the meeting may be made by a stockholder or holder of Exchangeable Shares entitled to vote who has delivered a notice to the Secretary of CIT no later than the close of business on March 23, 2001 and not earlier than February 23, 2001. The notice must contain the information required by the CIT By-Laws.

      These advance notice provisions are in addition to, and separate from, the requirements which a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

      Copies of CIT's By-Laws may be obtained from the Secretary.

                                   By Order of the Board of Directors

                                   /s/ ERNEST D. STEIN
                                   ---------------------------------
                                   Ernest D. Stein
                                   Secretary
                                   March 30, 2000

                               THE CIT GROUP, INC.
   Proxy solicited by the Board of Directors for use at the Annual Meeting of
              Stockholders of The CIT Group, Inc. on May 24, 2000.

      The undersigned stockholder appoints each of Anne Beroza, Robert J. Ingato and James P. Shanahan attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of The CIT Group, Inc. that the undersigned would be entitled to vote at the above Stockholders Meeting and any adjournment thereof. The shares represented by this Proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.

                  (Continued, and to be signed on reverse side)


                                                    THE CIT GROUP, INC.
                                                    P.O. BOX 11216
                                                    NEW YORK, N.Y. 10203-0216

The Board of Directors Recommends a Vote for Items 1 and 2.

1. Election of Directors

   FOR       |_|    WITHHOLD |_|   *EXCEPTIONS |_|
   all nominees     AUTHORITY
   listed below     to vote for
                    all nominees
                    listed below

Nominees: Albert R. Gamper, Jr., Daniel P. Amos, Anthea Disney, William A. Farlinger, Guy Hands, Hon. Thomas H. Kean, Paul Morton, Takatsugu Murai, William
M. O'Grady, Joseph A. Pollicino, Paul N. Roth, Peter J. Tobin, Keiji Torii, Theodore V. Wells, Jr., Alan F. White

(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions____________________________________________________________________

2. Ratification of KPMG LLP as Independent Accountants.

   FOR |_|    AGAINST |_|    ABSTAIN |_|

Will Attend Meeting

   YES |_|      NO |_|

Change of Address and or Comments Mark Here  |_|

Voting by Mail: If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or as an authorized person on behalf of a corporation or partnership, please give your full title as such.

NOTE: Please sign exactly as name appears to the left. When signing as attorney, executor, administrator, trustee, guardian or as an authorized person on behalf of a corporation or partnership, please give full title as such.


                                 Dated ___________________________________, 2000


                                 _______________________________________________
                                                   Signature

                                 _______________________________________________
                                                   Signature

                                        Votes must be indicated
                                        (x) in Black or Blue ink. |_|


(Please sign, date and return this proxy in the enclosed postage paid envelope.)